Exhibit 99.1

Phillips 66 Reports Second-Quarter 2023 Financial Results

•Reported second-quarter earnings of $1.7 billion or $3.72 per share; adjusted earnings of $1.8 billion or $3.87 per share
•Generated $1.0 billion of operating cash flow, $2.0 billion excluding working capital
•Returned $1.8 billion to shareholders through dividends and share repurchases
•Continued strong Refining operations with above industry-average crude utilization
•Achieved record NGL fractionation volumes
•Completed $3.8 billion acquisition of DCP Midstream, LP public common units

HOUSTON, August 2, 2023 – Phillips 66 (NYSE: PSX), a diversified energy company, announces second-quarter 2023 earnings of $1.7 billion compared with earnings of $2.0 billion in the first quarter. Excluding special items of $69 million, the company had adjusted earnings of $1.8 billion in the second quarter, compared with first-quarter adjusted earnings of $2.0 billion.

“We delivered strong financial results and continued executing on our strategic priorities,” said Mark Lashier, President and CEO of Phillips 66.

“We returned $1.8 billion to shareholders, progressed our business transformation cost reduction initiatives and increased expected synergy capture to more than $400 million in our Midstream business. We demonstrated operational excellence across our portfolio, running above industry-average utilization in Refining and achieving record NGL frac volumes in Midstream. We also completed the acquisition of the DCP Midstream, LP public common units and continue to execute our NGL wellhead-to-market strategy.”

Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Transportation	$284	306	284	270
NGL and Other	335	408	357	420
NOVONIX	(15)	(12)	(15)	(12)
Midstream	$604	702	626	678

Phillips 66 Reports Second-Quarter 2023 Financial Results
Midstream second-quarter 2023 pre-tax income was $604 million, compared with $702 million in the first quarter of 2023. Results in the second quarter included $22 million of restructuring costs related to the integration of DCP Midstream. Results in the first quarter included a gain of $36 million from the Belle Chasse terminal sale and $12 million of DCP Midstream restructuring costs.

Transportation second-quarter adjusted pre-tax income was $284 million, compared with adjusted pre-tax income of $270 million in the first quarter. The increase was primarily driven by higher volumes.

NGL and Other adjusted pre-tax income was $357 million in the second quarter, compared with adjusted pre-tax income of $420 million in the first quarter. The decrease was mainly due to declining commodity prices.

In the second quarter, the fair value of the company’s investment in NOVONIX, Ltd. decreased by $15 million compared with a $12 million decrease in the first quarter.

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Chemicals	$192	198	192	198

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals second-quarter 2023 reported and adjusted pre-tax income was $192 million, compared with $198 million in the first quarter of 2023. Global olefins and polyolefins utilization was 98% for the quarter.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Refining	$1,134	1,608	1,148	1,608

Refining second-quarter 2023 reported and adjusted pre-tax income was $1.1 billion, compared with pre-tax income of $1.6 billion in the first quarter of 2023. Results in the second quarter include a $14 million loss related to a sale of assets.

The decrease was due to a decline in margins, partially offset by higher volumes and lower operating expenses. Realized margins decreased from $20.72 per barrel in the first quarter to $15.32 per barrel in the second quarter, primarily due to the decline in market crack spreads and lower feedstock advantage. The composite market crack spread, excluding RIN costs, decreased from $22.39 per barrel in the first quarter to $20.96 per barrel in the second quarter.

Pre-tax turnaround costs for the second quarter were $102 million. Crude utilization rate was 93% and clean product yield was 86%.

Phillips 66 Reports Second-Quarter 2023 Financial Results
Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Marketing and Specialties	$644	426	644	426

Marketing and Specialties second-quarter 2023 reported and adjusted pre-tax income was $644 million, compared with $426 million in the first quarter of 2023, mainly due to higher global marketing margins on continued strong demand.

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Corporate and Other	$(330)	(283)	(236)	(248)

Corporate and Other second-quarter 2023 pre-tax costs were $330 million, compared with pre-tax costs of $283 million in the first quarter of 2023. Results in the second quarter included a $53 million loss on early redemption of DCP debt and $41 million of restructuring costs related to business transformation. First-quarter results included $35 million of restructuring costs.

Adjusted pre-tax costs were $236 million in the second quarter. The improvement in the second quarter was mainly due to timing of charitable contributions and lower employee-related expenses.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.0 billion in cash from operations in the second quarter of 2023. Excluding working capital impacts, operating cash flow was $2.0 billion.

During the second quarter, Phillips 66 funded $1.3 billion of share repurchases, $551 million of capital expenditures and investments and $474 million in dividends. The company ended the quarter with 445 million shares outstanding.

Also during the quarter, the company completed the $3.8 billion acquisition of all publicly held common units of DCP Midstream, LP, increasing the company’s total economic interest to approximately 87%. The transaction was funded by a $1.25 billion draw under a term loan agreement and cash on hand. Additionally, DCP Midstream, LP redeemed its $550 million junior subordinated notes and its $161 million Series B preferred units using borrowings under its credit facilities.

As of June 30, 2023, the company had $3.0 billion of cash and cash equivalents and $5.6 billion of committed capacity available under credit facilities. The company’s consolidated debt-to-capital ratio was 39% and its net debt-to-capital ratio was 35%.

Strategic Update

Since July 2022 the company has returned $5.4 billion to shareholders through share repurchases and dividends, progressing toward its target of $10 billion to $12 billion in shareholder distributions by year-end 2024.

Phillips 66 Reports Second-Quarter 2023 Financial Results

Phillips 66’s business transformation is on track to deliver $1 billion in run-rate savings by the end of 2023. As of June 30, the company has implemented $750 million of run-rate savings initiatives, which includes $200 million of sustaining capital efficiencies.

In Midstream, the company completed the previously announced acquisition of all publicly held common units of DCP Midstream, LP on June 15, 2023. The total increase in the company’s economic interest in DCP Midstream, LP is expected to generate an incremental $1 billion of annual adjusted EBITDA. In addition, Phillips 66 now expects to capture over $400 million of commercial and operating synergies across its wellhead-to-market value chain by 2025.

In Chemicals, CPChem continues to pursue a portfolio of high-return growth projects. CPChem completed construction of the 1-hexene unit in Old Ocean, Texas. Commissioning and startup of the 586 million pounds per year unit have commenced and commercial operations are expected to begin by the end of the third quarter. At its Cedar Bayou facility, the 1 billion pounds per year propylene splitter capacity expansion project is expected to start up in the fourth quarter.

CPChem and QatarEnergy are building joint-venture petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. On the U.S. Gulf Coast, the Golden Triangle Polymers (GTP) facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a combined capacity of 4.4 billion pounds per year. CPChem owns a 51% equity share in the joint venture, which has secured project financing. The GTP facility is expected to begin operations in 2026. The Ras Laffan Petrochemical (RLP) facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a total capacity of 3.7 billion pounds per year. The joint venture, owned 30% by CPChem, expects to secure project financing by the end of the year. The RLP facility is expected to start up in late 2026.

Phillips 66 is converting its San Francisco Refinery in Rodeo, California, into one of the world’s largest renewable fuels facilities. The Rodeo Renewed refinery conversion project is expected to begin commercial operations in the first quarter of 2024. The conversion will reduce emissions from the facility and produce lower carbon-intensity transportation fuels. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity.

Phillips 66 Reports Second-Quarter 2023 Financial Results
Investor Webcast
Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2023			2022*
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$604	702	1,306	258	470
Chemicals	192	198	390	273	669
Refining	1,134	1,608	2,742	3,096	3,269
Marketing and Specialties	644	426	1,070	739	1,035
Corporate and Other	(330)	(283)	(613)	(260)	(509)
Pre-Tax Income	2,244	2,651	4,895	4,106	4,934
Less: Income tax expense	510	574	1,084	924	1,095
Less: Noncontrolling interests	37	116	153	15	90
Phillips 66	$1,697	1,961	3,658	3,167	3,749

Adjusted Earnings
	Millions of Dollars
	2023			2022*
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$626	678	1,304	258	470
Chemicals	192	198	390	273	669
Refining	1,148	1,608	2,756	3,192	3,382
Marketing and Specialties	644	426	1,070	739	1,035
Corporate and Other	(236)	(248)	(484)	(235)	(484)
Pre-Tax Income	2,374	2,662	5,036	4,227	5,072
Less: Income tax expense	532	576	1,108	927	1,102
Less: Noncontrolling interests	76	121	197	15	90
Phillips 66	$1,766	1,965	3,731	3,285	3,880

*Earnings and adjusted earnings for the second quarter of 2022 and the six-month period ended June 30,2022, have been recast to reflect a change in the composition of the company's segments made in the fourth quarter of 2022. See the Basis of Presentation section below for further information.

Phillips 66 Reports Second-Quarter 2023 Financial Results
About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

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CONTACTS
Jeff Dietert (investors)	Owen Simpson (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	owen.simpson@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; our ability to achieve the expected benefits of the integration of DCP Midstream, LP (DCP) and our increased economic ownership of DCP; the diversion of management’s time on integration-related matters; the success of the company’s business transformation initiatives and the realization of savings from actions taken in connection therewith; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; current or contemplated changes in governmental policies or laws that relate to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels that regulate profits, pricing, or taxation, or other regulations that limit or restrict refining, marketing and midstream operations or restrict exports; the inability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities (including the Russia-Ukraine war), expropriation of assets, and other political, economic or diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Second-Quarter 2023 Financial Results
Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted pre-tax income (loss),” and “adjusted pre-tax costs.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. References in the release to earnings refer to net income attributable to Phillips 66.

This news release also includes the terms “sustaining capital” and “adjusted EBITDA,” which are non-GAAP financial measures. Sustaining capital is a component of total capital expenditures, which is the most directly comparable GAAP financial measure. Adjusted EBITDA, as used in this release, is a forward-looking non-GAAP financial measure. EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Adjusted EBITDA estimates depend on future levels of revenues and expenses, including amounts that will be attributable to noncontrolling interests, which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected adjusted EBITDA to consolidated net income or segment income before income taxes without unreasonable effort.

Basis of Presentation— During the fourth quarter of 2022, we changed the internal financial information reviewed by our chief executive officer to evaluate results and allocate resources to reflect the realignment of certain businesses between segments and business lines. We determined this realignment resulted in a change in the composition of our operating segments. Accordingly, results in the second quarter of 2022 and the six-month period ended June 30, 2022, have been recast for comparability. The primary effects of this realignment included moving the results of certain processing assets at our Sweeny and Lake Charles refineries from the Midstream segment (NGL and Other) to the Refining segment. Additionally, commissions charged to the Refining segment by the Marketing and Specialties segment related to sales of specialty products were eliminated and the costs of the sales organization were reclassified from the Marketing and Specialties segment to the Refining segment. Additionally, we no longer present disaggregated business line results for our Chemicals and Marketing and Specialties segments.

Phillips 66 Reports Second-Quarter 2023 Financial Results

	Millions of Dollars
	Except as Indicated
	2023			2022*
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$1,697	1,961	3,658	3,167	3,749
Pre-tax adjustments:
Hurricane-related costs	—	—	—	—	17
Net (gain)/loss on asset disposition	14	(36)	(22)	—	—
Alliance shutdown-related costs[1]	—	—	—	26	26
Regulatory compliance costs	—	—	—	70	70
Business transformation restructuring costs[2]	41	35	76	25	25
DCP integration restructuring costs[3]	22	12	34	—	—
Loss on early redemption of DCP debt	53	—	53	—	—
Tax impact of adjustments[4]	(22)	(2)	(24)	(28)	(32)
Other tax impacts	—	—	—	25	25
Noncontrolling interests	(39)	(5)	(44)	—	—
Adjusted earnings	$1,766	1,965	3,731	3,285	3,880
Earnings per share of common stock (dollars)	$3.72	4.20	7.92	6.53	8.00
Adjusted earnings per share of common stock (dollars)[5]	$3.87	4.21	8.08	6.77	8.28

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$604	702	1,306	258	470
Pre-tax adjustments:
Net gain on asset disposition	—	(36)	(36)	—	—
DCP integration restructuring costs[3]	22	12	34	—	—
Adjusted pre-tax income	$626	678	1,304	258	470
Chemicals Pre-Tax Income	$192	198	390	273	669
Pre-tax adjustments:
None	—	—	—	—	—
Adjusted pre-tax income	$192	198	390	273	669
Refining Pre-Tax Income	$1,134	1,608	2,742	3,096	3,269
Pre-tax adjustments:
Hurricane-related costs	—	—	—	—	17
Net loss on asset disposition	14	—	14	—	—
Alliance shutdown-related costs[1]	—	—	—	26	26
Regulatory compliance costs	—	—	—	70	70
Adjusted pre-tax income	$1,148	1,608	2,756	3,192	3,382

Phillips 66 Reports Second-Quarter 2023 Financial Results

Marketing and Specialties Pre-Tax Income	$644	426	1,070	739	1,035
Pre-tax adjustments:
None	—	—	—	—	—
Adjusted pre-tax income	$644	426	1,070	739	1,035
Corporate and Other Pre-Tax Loss	$(330)	(283)	(613)	(260)	(509)
Pre-tax adjustments:
Business transformation restructuring costs[2]	41	35	76	25	25
Loss on early redemption of DCP debt	53	—	53	—	—
Adjusted pre-tax loss	$(236)	(248)	(484)	(235)	(484)

*Earnings and adjusted earnings for the second quarter of 2022 and the six-month period ended June 30,2022, have been recast to reflect a change in the composition of the company's segments made in the fourth quarter of 2022. See the Basis of Presentation section above for further information.
[1]Costs related to the shutdown of the Alliance Refinery totaled $26 million pre-tax in the second quarter of 2022. Shutdown-related costs recorded in the Refining segment include pre-tax charges for the disposal of materials and supplies of $20 million, and asset retirements of $6 million recorded in depreciation and amortization expense.

[2]Restructuring costs, related to Phillips 66’s multi-year business transformation efforts, are primarily due to consulting fees.
[3]Restructuring costs, related to the integration of DCP Midstream, mainly reflect severance costs, consulting fees and contract exit costs. A portion of these costs are attributable to noncontrolling interests.

4We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 24%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

5Q2 2023 is based on adjusted weighted-average diluted shares of 456,173 thousand. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Except as Indicated
June 30, 2023
Debt-to-Capital Ratio
Total Debt	$19,866
Total Equity	31,060
Debt-to-Capital Ratio	39%
Total Cash	3,029
Net Debt-to-Capital Ratio	35%

Phillips 66 Reports Second-Quarter 2023 Financial Results

	Millions of Dollars
	Except as Indicated
	2023
	Q2	Q1
Realized Refining Margins
Income before income taxes	$1,134	1,608
Plus:
Taxes other than income taxes	99	113
Depreciation, amortization and impairments	209	202
Selling, general and administrative expenses	37	45
Operating expenses	941	1,167
Equity in earnings of affiliates	(117)	(199)
Other segment expense, net	15	25
Proportional share of refining gross margins contributed by equity affiliates	335	428
Special items:
None	—	—
Realized refining margins	$2,653	3,389
Total processed inputs (thousands of barrels)	153,663	145,241
Adjusted total processed inputs (thousands of barrels)*	173,134	163,552
Income before income taxes (dollars per barrel)**	$7.38	11.07
Realized refining margins (dollars per barrel)*****	$15.32	20.72
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.